Exhibit 10.29

Third Point Reinsurance Ltd. Director Compensation Policy
The Compensation Committee of the Board of Directors (the “Board”) of Third Point Reinsurance Ltd. (the “Company”) has adopted the following compensation policy as of November 6, 2013, as amended and restated on May 5, 2015 and May 3, 2017, for independent directors of the Company and its subsidiaries. The compensation policy has been developed to compensate certain independent directors of the Company for their time, commitment and contributions to the Board and to the boards of director of any subsidiaries of the Company on which they serve. This policy shall apply to directors of the Company who are not employees of the Company or any of its subsidiaries and who are not affiliated with KEP TP Holdings, L.P., KIA TP Holdings, L.P., Pine Brook LVR, L.P., Daniel S. Loeb, or any of their respective affiliates (each, an “Independent Director”).

1.	Director Compensation.
(a)    Cash Compensation. Independent Directors shall be paid a cash retainer of $100,000 per year (or $117,500, in the case of the chairman of the Audit Committee of the Board, or $125,000, in the case of the chairman of the Compensation Committee of the Board), payable quarterly in arrears on or about March 31st, June 30th, September 30th and December 31st, for each calendar year of service on the Board. Cash retainers for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such year. The first payment made pursuant to this section shall be paid on or around December 31, 2013. Board members will also be entitled to receive reimbursement for reasonable expenses that are incurred in connection with their functions as a director of the Company.
(b)    Equity Based Compensation. Each Independent Director shall receive an annual grant of $100,000 (or $117,500, in the case of the chairman of the Audit Committee of the Board, or $125,000, in the case of the chairman of the Compensation Committee of the Board ) worth of restricted shares of the Company, calculated based on the fair market value of a common share of the Company, par value US$0.10 per share, on the date on which such restricted shares are granted (the “Grant Date”). Each annual restricted share grant shall typically be made on or around the date of the annual meeting of shareholders. Restricted share grants for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such year and shall typically be made on or around the date on which the Independent Director begins his or her service on the Board. Such restricted shares will be granted under and subject to the terms and conditions of the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan (the “Plan”) and the applicable award agreement entered into between the Company and the Independent Director, including, without limitation, the vesting and forfeiture provisions contained therein. Generally, such restricted shares shall vest pro-rata on a quarterly basis over the one year period following the date on which the grant is made (or, with respect to restricted share grants for partial years of service, over such shorter period between the commencement of services and the final quarterly vesting date for such award), as set out in the Director Award Notice issued in connection with a particular equity grant, with the final quarterly vesting date of such award on the earlier of April 30 of the calendar year following the calendar year in which the grant was made and the next Annual General Meeting of Shareholders after the grant date. Vesting of each quarter of a particular equity grant is subject to the Independent Director’s continued service on the Board through the relevant vesting date.

2.	This policy may be amended, revised or terminated by the Board at any time and from time to time.
Adopted November 6, 2013, and amended and restated on May 5, 2015 and May 3, 2017.

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